Exhibit 99.1
                                  TIFFANY & CO.
                                  NEWS RELEASE

                                                           Contacts:
Fifth Avenue & 57th Street                                 ----------
New York, N.Y. 10022                                       James N. Fernandez
                                                           (212) 230-5315
                                                           Mark L. Aaron
                                                           (212) 230-5301

                     TIFFANY REPORTS SECOND QUARTER RESULTS;
                     --------------------------------------
                NET EARNINGS FROM CONTINUING OPERATIONS RISE 41%;
                ------------------------------------------------
               NET SALES UP 19% ON STRONG COMP STORE SALES GROWTH;
               --------------------------------------------------
              COMPANY SELLS, LEASES BACK ITS TOKYO FLAGSHIP STORE
              ---------------------------------------------------

New York, N.Y., August 30, 2007 - Tiffany & Co. (NYSE: TIF) reported today that its net sales increased 19% in the three months (second quarter) ended July 31, 2007, reflecting geographically broad-based growth across the U.S. and many international markets. Comparable store sales increased 17% in the U.S. and 7% (on a constant-exchange-rate basis) internationally. The strong sales growth and an improved operating margin led to a 41% increase in net earnings from continuing operations. The Company recorded an after-tax charge of $23,583,000, or $0.17 per diluted share, related to the pending sale of its Little Switzerland business.

Net sales in the second quarter rose 19% to $662,562,000. On a constant-exchange-rate basis which excludes the effect of translating foreign-currency-denominated sales into U.S. dollars (see attached "Non-GAAP Measures" schedule), net sales increased 20% and worldwide comparable store sales increased 13%.

In the six months (first half) ended July 31, 2007, net sales increased 18% to $1,258,291,000. On a constant-exchange-rate basis, net sales rose 17% and worldwide comparable store sales rose 11%.

Net earnings from continuing operations in the second quarter increased 41% to $63,219,000, or $0.45 per diluted share, from $44,714,000, or $0.32 per diluted share, in the prior year. Including the charge related to the pending sale of Little Switzerland and its losses from operations, net earnings were $36,973,000, or $0.26 per diluted share, compared with $41,144,000, or $0.29 per diluted share, in the prior year.

Net earnings from continuing operations in the first half rose 28% to $112,624,000, or $0.80 per diluted share, compared with $88,198,000, or $0.62 per diluted share, in the prior year. Net earnings increased 3% to $86,632,000, or $0.62 per diluted share, compared with $84,286,000, or $0.59 per diluted share, in the prior year.

Sales by channel of distribution were as follows:
-------------------------------------------------

     o U.S. Retail sales increased 20% to $345,336,000 in the second quarter and 17% to $644,019,000 in the first half primarily due to increased spending per transaction as well as some increase in the number of transactions. Comparable store sales increased 17% in the quarter and 15% in the half. In those respective periods, sales in the New York flagship store rose 31% and 29%, which partly reflected strong sales to foreign tourists, while comparable branch store sales rose 14% and 12%. The Company operated 65 TIFFANY & CO. stores in the U.S. at the end of the quarter, versus 60 stores a year ago.

     o    International  Retail  sales  rose 16% to  $259,023,000  in the second quarter and 16% to $507,030,000 in the first half. On a constant-exchange-rate basis, sales increased 17% in the quarter and 15% in the first half as a result of strong growth in most markets except Japan. Detailed sales results by geographical region are noted on the attached "Non-GAAP Measures" schedule. Tiffany opened a store in Hamburg, Germany in the second quarter and operated 107 TIFFANY & CO. international stores and boutiques at the end of the period, versus 97 locations a year ago.

     o Direct Marketing sales increased 12% to $40,103,000 in the second quarter and 12% to $73,399,000 in the first half, resulting from increases in the number of orders and in the average amount spent per order.

     o Other sales rose 151% to $18,100,000 in the second quarter and 101% to $33,843,000 in the first half. Sales growth in both periods was largely due to wholesale sales of diamonds (which increased $10.1 million in the quarter and $15.3 million in the half). In addition, sales increased in the Company's IRIDESSE stores. Results for the Little Switzerland business are no longer included in this channel and have been recorded in discontinued operations.


Michael J. Kowalski, chairman and chief executive officer, said, "These sales results, which exceeded our expectations, are continued confirmation of the strength of the TIFFANY & CO. brand around the world and continue to validate the effectiveness of our focused distribution and product strategies. While diamond jewelry continued to perform exceptionally well, led by strength in engagement jewelry, we were also pleased with growth in many other jewelry categories and with the overall balance of our product mix between aspirational and accessible price points."


Other financial highlights were as follows:
-------------------------------------------

     o Gross margin (gross profit as a percentage of net sales) was 55.3% in the second quarter (versus 56.0% in the prior year) and was 55.1% in the first half (versus 56.2%). The decline in both periods was primarily due to increased wholesale sales of diamonds. The Company recorded LIFO inventory charges of $5,550,000 in the quarter and $12,439,000 in the half, versus charges of $8,101,000 and $9,467,000 in the prior year.

     o Selling, general and administrative ("SG&A") expenses increased 11% in the second quarter and 12% in the first half. In both periods, the ratios of SG&A expenses to sales improved to 39.1% and 40.1%, versus 42.1% and 42.0% in the prior year.

     o The Company's effective tax rate on continuing operations was 39.4% in the second quarter and 38.3% in the first half, versus 37.6% and 38.2% a year ago.

     o The Company reported losses from discontinued operations, net of tax, of $26,246,000 in the second quarter and $25,992,000 in the first half, versus $3,570,000 and $3,912,000 in the prior year. Results included an after-tax charge of $23,583,000 related to the pending sale of Little Switzerland.

     o Net inventories at July 31, 2007 increased 7% from a year ago primarily due to new store openings and expanded product assortments, as well as higher precious metal costs and expanded diamond manufacturing and sourcing operations.

     o In the second quarter, the Company repurchased and retired 661,601 shares of its Common Stock at a total cost of $34,200,000, or an average cost of $51.69 per share. In the first half, the Company repurchased and retired 1,182,219 shares of its Common Stock at a total cost of $59,197,000, or an average cost of $50.07 per share. The Company has approximately $636 million available for repurchases through December 2009 under the currently authorized program.

     o Total debt as a percentage of stockholders' equity was 28% at July 31, 2007, versus 33% a year ago.


Regarding the Company's pending sale of its Little Switzerland business to NXP Corporation, Mr. Kowalski said, "After owning Little Switzerland for almost five years, we concluded that our Company can more productively and profitably benefit from largely focusing on the growth potential of the TIFFANY & CO. brand."

In another development, the Company reported that it had sold the land and building housing its Tokyo flagship store located at 2-7-17 Ginza for the price of $328,000,000 (yen 38,050,000,000) and simultaneously entered into a long-term lease. Tiffany had purchased the property in 2003 for approximately $140,400,000 (U.S. dollar equivalent at the acquisition date). This latest transaction is expected to result in a pretax gain of approximately $104,000,000, or $.0.47 per diluted share after tax, which will be recorded in the Company's third quarter ending October 31, 2007, and a deferred gain of approximately $75,000,000 which will be amortized in SG&A expenses over a 15-year period. The transaction is not expected to have a significant effect on future earnings. The Company plans to use most proceeds from the sale for general corporate purposes, but intends to contribute $10,000,000 to The Tiffany & Co. Foundation in the third quarter. Mr. Kowalski said, "Tiffany has an established and respected presence in Japan and we are committed to further development and growth of our business there. In fact, we are finalizing plans for an exciting renovation of that important store and will share more details at a later date."

Commenting on the Company's full-year 2007 outlook, Mr. Kowalski added, "We are experiencing a good start to the third quarter with overall U.S. and international sales growth in August to-date achieving our expectations. In the coming months, we will be opening a number of new stores in attractive markets, while continuing to expand our product offerings with compelling new designs. Based on current conditions, our planned initiatives and a continued favorable retail environment, our financial performance expectations for fiscal 2007 call for (i) net sales growth of approximately 14%, (ii) an improved operating margin from continuing operations due to sales leverage on SG&A expenses and (iii) net earnings from continuing operations per diluted share in a range of $2.64 - $2.69 which includes the $0.47 per diluted share after-tax gain from the sale of the Tokyo store and the $0.05 per diluted share after-tax contribution to The Tiffany & Co. Foundation (excluding those two items, it equates to $2.22 - $2.27 per diluted share and compares with a previous expectation of $2.10 - $2.15 per diluted share). Including the charge related to the pending sale of Little Switzerland and its losses from operations, net earnings are expected to be in a range of $2.44 - $2.49 per diluted share."

Today's Conference Call
-----------------------
The Company will host a conference call today at 8:30 a.m. (EST) to review these results and its outlook. Investors may listen to the call at www.tiffany.com (click on "About Tiffany," "Shareholder Information," "Conference Call") and www.streetevents.com.


Next Scheduled Announcement
---------------------------
The Company intends to report its third quarter results on November 30, 2007 with a conference call at 8:30 a.m. (EST) that day, to be broadcast at www.tiffany.com and www.streetevents.com. To receive future notifications of conference calls and news release alerts, please register at www.tiffany.com (click on "About Tiffany," "Shareholder Information," "Calendar of Events" and "News by E-Mail").


Company Description
-------------------
Tiffany & Co. operates jewelry and specialty retail stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores and boutiques in the Americas, Asia-Pacific and Europe and engages in direct selling through Internet, catalog and business gift operations. Other operations include consolidated results from ventures operated under trademarks or tradenames other than TIFFANY & CO. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.


This document contains certain "forward-looking" statements concerning the Company's objectives and expectations with respect to sales, store openings, operating margin and earnings. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company's 2006 Annual Report on Form 10-K and in other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

                                     # # #

                         TIFFANY & CO. AND SUBSIDIARIES
                                   (Unaudited)

NON-GAAP MEASURES
-----------------
The Company's reported sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). Internally, management monitors its international sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars ("constant-exchange-rate basis"). Management believes this constant-exchange-rate measure provides a more representative assessment of the sales performance and provides better comparability between reporting periods.

The Company's management does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate the Company's operating results.

The following tables reconcile sales percentage increases (decreases) from the GAAP to the non-GAAP basis:

                                    Second Quarter 2007 vs. 2006                   First Half 2007 vs. 2006
                              -----------------------------------------    ------------------------------------------

                                             Trans-      Constant-                         Trans-       Constant-
                                  GAAP       lation      Exchange-             GAAP        lation       Exchange-
                                Reported     Effect      Rate Basis          Reported      Effect       Rate Basis
                              -----------------------------------------    ------------------------------------------
Net Sales:
---------
Worldwide                          19%         (1)%          20%                18%           1%           17%
U.S. Retail                        20%           -           20%                17%            -           17%
International Retail               16%         (1)%          17%                16%           1%           15%
Japan Retail                       (7)%        (6)%          (1)%               (5)%         (4)%          (1)%
Other Asia-Pacific                 42%          4%           38%                38%           3%           35%
Europe                             43%          9%           34%                35%          10%           25%


Comparable Store Sales:
-----------------------
Worldwide                          13%           -           13%                11%            -           11%
U.S. Retail                        17%           -           17%                15%            -           15%
International Retail                6%         (1)%           7%                 6%            -            6%
Japan Retail                      (12)%        (6)%          (6)%              (10)%         (4)%          (6)%
Other Asia-Pacific                 27%          3%           24%                27%           3%           24%
Europe                             31%          8%           23%                28%          11%           17%


                         TIFFANY & CO. AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
               (Unaudited, in thousands, except per share amounts)



                                                                     Three Months                             Six Months
                                                                     Ended July 31,                          Ended July 31,
                                                          ------------------------------------    ---------------------------------
                                                                  2007              2006                2007              2006
                                                          ----------------  ----------------      ----------------  ---------------
Net sales                                                 $       662,562   $       554,657     $     1,258,291         1,070,013

Cost of sales                                                     296,449           244,214             564,850           468,443
                                                          ----------------  ----------------     ----------------  ----------------

Gross profit                                                      366,113           310,443             693,441           601,570

Selling, general and administrative expenses                      259,119           233,565             505,160           449,758
                                                          ----------------  ----------------     ----------------  ----------------

Earnings from continuing operations                               106,994            76,878             188,281           151,812

Other (income) expenses, net                                        2,748             5,214               5,833             9,143
                                                          ----------------  ----------------     ----------------  ----------------

Earnings from continuing operations before income taxes           104,246            71,664             182,448           142,669

Provision for income taxes                                         41,027            26,950              69,824            54,471
                                                          ----------------  ----------------     ----------------  ----------------

Net earnings from continuing operations                            63,219            44,714             112,624            88,198

Loss from discontinued operations, net of tax benefits            (26,246)           (3,570)            (25,992)           (3,912)
                                                          ----------------  ----------------     ----------------  ----------------

Net earnings                                               $       36,973    $       41,144      $       86,632    $       84,286
                                                          ================  ================     ================  ================


Net earnings from continuing operations per share:

  Basic                                                    $         0.46   $           0.32    $          0.82   $          0.63
                                                          ================  ================    ================  ================
  Diluted                                                  $         0.45   $           0.32    $          0.80   $          0.62
                                                          ================  ================    ================  ================

Net earnings per share:

  Basic                                                   $          0.27   $           0.30    $          0.63   $          0.60
                                                          ================  ================    ================  ================
  Diluted                                                 $          0.26   $           0.29    $          0.62   $          0.59
                                                          ================  ================    ================  ================


Weighted-average number of common shares:

  Basic                                                           136,743           139,170             136,616           140,556
  Diluted                                                         140,325           141,177             140,100           142,896



                         TIFFANY & CO. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (Unaudited, in thousands)




                                                                      July 31,            January 31,                    July 31,
                                                                          2007                   2007                        2006
                                                           --------------------     --------------------     ---------------------
ASSETS
------
Current assets:
Cash and cash equivalents and short-term investments        $          129,027       $          190,508       $           144,868
Accounts receivable, net                                               152,353                  165,594                   141,724
Inventories, net                                                     1,253,657                1,146,674                 1,174,319
Deferred income taxes                                                  104,185                   72,934                    79,882
Prepaid expenses and other current assets                               79,816                   57,460                    60,936
Assets held for sale                                                    48,900                   73,474                    68,467
                                                                ---------------          ---------------          ----------------

Total current assets                                                 1,767,938                1,706,644                 1,670,196

Property, plant and equipment, net                                     945,280                  912,143                   888,249
Other assets, net                                                      219,280                  193,465                   192,252
Assets held for sale - noncurrent                                            -                   33,258                    36,329
                                                                ---------------          ---------------          ----------------

                                                            $        2,932,498       $        2,845,510       $         2,787,026
                                                                ===============          ===============          ================

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
Short-term borrowings                                       $          130,995       $          106,681       $           142,215
Current portion of long-term debt                                        5,455                    5,398                     6,272
Accounts payable and accrued liabilities                               164,164                  198,471                   185,312
Income taxes payable                                                    28,147                   62,979                    31,333
Merchandise and other customer credits                                  64,600                   61,511                    57,577
Liabilities held for sale                                               14,544                   17,631                    14,123
                                                                ---------------          ---------------          ----------------

Total current liabilities                                              407,905                  452,671                   436,832

Long-term debt                                                         400,643                  406,383                   423,819
Pension/postretirement benefit obligations                              95,204                   84,466                    75,825
Other long-term liabilities                                            132,858                   92,718                    85,812
Liabilities held for sale - noncurrent                                       -                    4,377                     4,187
Stockholders' equity                                                 1,895,888                1,804,895                 1,760,551
                                                                ---------------          ---------------          ----------------

                                                            $        2,932,498       $        2,845,510       $         2,787,026
                                                                ===============          ===============          ================









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